Exhibit 10.1

SENECA FOODS CORPORATION

Executive Profit Sharing Bonus Plan

(As Amended and Restated)

1.	PRELIMINARY MATTERS

1.1	Name – The Plan evidenced by this instrument shall be known as the Seneca Foods Corporation Executive Profit Sharing Bonus Plan.

1.2	Purpose – This Plan is designed as a bonus plan to provide for the payment of profit sharing benefits to Eligible Employees.

1.3

Effective Date – This plan, as amended and restated, shall be effective April 1, 2025. The plan was originally effective April 1, 2006 and was previously amended and restated as of April 1, 2010, April 1, 2016 and April 1, 2022.

2.	DEFINITIONS

2.1	“Award Percentage” for a Bonus Year shall mean a percentage of Base Salary used to determine an Eligible Employee’s Bonus Award for such Bonus Year.

2.2	“Base Salary” means the base salary paid to an employee during the Bonus Year and while the employee was an Eligible Employee.

2.3	“Board of Directors” means the Board of Directors of the Corporation.

2.4	“Bonus Award” with respect to a Bonus Year shall be the product of the Eligible Employee’s Award Percentage and the Eligible Employee’s Base Salary for such Bonus Year.

2.5	“Bonus Year” or “Year” shall mean a fiscal year ending March 31.

2.6	“Class A Common Stock” means the Class A common stock, $0.25 par value, of the Corporation.

2.7	“Class B Common Stock” means the Class B common stock, $0.25 par value, of the Corporation.

2.8	“Common Stock” means Class A Common Stock and Class B Common Stock or either of those classes of the Corporation’s common stock.

2.9	“Corporation” means Seneca Foods Corporation.

2.10	“Disability” means the inability to engage in any occupation or employment for remuneration or profit that would qualify an employee for disability benefits under the Federal Social Security Act.

2.11	“Eligible Employee” means an employee employed by the Corporation or a Subsidiary in one of the eligible positions, which are determined by the Governing Committee in its discretion.

2.12	“Executive Committee” means the committee consisting of senior executives of the Corporation as appointed by the Board of Directors from time to time.

2.13	“Governing Committee” means the Executive Committee or, with respect to the Corporation’s executive officers, the Compensation Committee of the Board of Directors.

2.14

“Negative Discretion” means the absolute and unrestricted discretion that the Governing Committee may exercise to reduce, but not increase, the amount that otherwise would be payable under this Plan for any reason, including but not limited to the Governing Committee’s determination that the performance objective has become an inappropriate measure of achievement, a change in the employment status, position or duties of the Eligible Employee, or unsatisfactory performance of the Eligible Employee.

2.15	“Normal Retirement” means an employee’s retirement at age 65 or at any earlier age approved by the Governing Committee with specific reference to this Plan.

2.16	“Plan” means the Seneca Foods Corporation Executive Profit Sharing Bonus Plan as set forth in this document, as amended from time to time.

2.17	“ROIC” means the Corporation’s return on invested capital for a Bonus Year calculated under Section 3.2.

2.18	“Subsidiary” means any entity of which a majority of any class of equity security or ownership interest is owned, directly or indirectly, by the Corporation.

3.	ALLOCATION OF PROFITS

3.1	Award Percentage – The Award Percentage is determined based upon the ROIC for the Bonus Year determined as follows:

ROIC	Award Percentage
Less than 4.4%	0%
4.4% or more but less than 5.15%	10%
5.15% or more but less than 5.9%	20%
5.9% or more but less than 6.65%	30%
6.65% or more but less than 7.4%	40%
7.4% or more	50%

3.2	The calculation of ROIC for the Year is as follows:

ROIC = FIFO EBIT / FIFO Average Assets

where:

FIFO EBIT means the Corporation’s consolidated earnings before interest expense and income taxes for the Year plus the LIFO charge (credit) for the Year, each as shown on audited financial statements prepared in accordance with generally accepted accounting principles consistently applied.

FIFO Average Assets means the average of the Corporation’s FIFO Assets as measured at the end of each fiscal quarter during the Year.

FIFO Assets means the Corporation’s total assets as of the end of a fiscal quarter as shown on the audited or reviewed balance sheet of the Corporation prepared in accordance with generally accepted accounting principles consistently applied plus the Tax-Adjusted LIFO Reserve as of the end of such quarter.

Tax-Adjusted LIFO Reserve means (i) the LIFO Reserve multiplied by (ii) one minus the Effective Tax Rate.

LIFO Reserve means the excess of FIFO based inventory costs over LIFO based inventory costs at the end of the quarter.

Effective Tax Rate means 25% or such other effective tax rate established by the Governing Committee for a Year.

3.3

Authority to Determine Amounts Taken into Account and Amounts Payable – The Governing Committee shall make all determinations regarding the exclusion of extraordinary or non-operating items from the Corporation’s ROIC and other factors that enter into bonus computations under the Plan, and its determinations shall be final. The Governing Committee reserves the right to apply Negative Discretion to eliminate or reduce the size of any Bonus Award under this Plan.

4.	PAYMENT OF BENEFITS

4.1	Form of Payment – All amounts payable under this Plan shall be paid at the direction of the Governing Committee in a lump sum in cash, subject to Section 4.3.

4.2

Timing of Payment – All amounts payable under this Plan shall be paid within 75 days after the end of the Bonus Year. No bonus shall be paid to any employee who is not employed by the Corporation on the last day of the Bonus Year and whose employment with the Corporation terminated for reasons other than a Normal Retirement, Disability or death.

4.3	Election to Receive Bonus in Shares of Common Stock.

4.3.1

Election Procedure – Each Eligible Employee may elect to forego receipt of all or a portion of the bonus otherwise payable in cash under Section 4.1 in exchange for Common Stock issued under this Plan. The number of shares of Common Stock received by any Eligible Employee with respect to a payment date described in Section 4.2 shall equal the amount of foregone cash bonus less the amount required to satisfy the Corporation’s tax withholding obligations with respect to the foregone cash bonus, divided by the Fair Market Value (as defined below) of a share of Common Stock on the relevant payment date, rounded down to the nearest whole share, with the dollar amount of any fractional share paid in cash on the payment date. For the purpose of this Plan, the Fair Market Value of a share of Common Stock on a given date shall be the consolidated closing bid price on that date as reported by the NASDAQ Stock Market or, if greater, the mean between the closing bid and asked prices for that date. If there are no Common Stock transactions on such date, the Fair Market Value shall be determined as of the immediately preceding date on which there were Common Stock transactions.

4.3.2

Election – An Eligible Employee may elect Common Stock in place of cash by submitting a written or electronic election to the Chief Administrative Officer of the Corporation, in such form as the Corporation determines, by the date established by the Executive Committee for the year to which the election relates.

4.3.3

Inside Information – Any election made by an Eligible Employee shall be made (i) during an open trading window when the Eligible Employee is not in possession of material nonpublic information, and (ii) in accordance with the Corporation’s “Policy Regarding Trading in Securities”, or similar successor policy.

4.3.4

Share Shortfalls – If any election under this Plan would cause the number of shares of Common Stock required to be issued under this Plan to exceed the authorized shares, then any then current elections of Eligible Employees shall be reduced or disregarded to the extent necessary, as determined by the Executive Committee in an equitable manner, to avoid exceeding the authorized shares. No further elections shall be made or shall be valid until such time, if any, as additional shares of Common Stock become available for purchase under this Plan.

4.3.5

Delivery of Shares – As soon as practicable after the relevant payment date, but in no event later than June 30th following that payment date, the Corporation shall cause a share certificate to be issued to, or an entry to be made in the authorized brokerage account of, each participating Eligible Employee for the number of shares of Common Stock due to him or her pursuant to an election. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued or authorized brokerage account entry made.

4.4	Shares Available Under the Plan.

4.4.1

Number of Authorized Shares – There are reserved for issuance pursuant to this Plan 500,000 shares of the Corporation’s Common Stock. The Executive Committee shall determine whether to issue Class A Common Stock or Class B Common Stock in each year under this Plan and such determination shall be communicated to Eligible Employees prior to any election pursuant to Section 4.3.2.

4.4.2

Adjustments in Authorized Shares – If a dividend or other distribution, recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event affects the Corporation’s Class A Common Stock or Class B Common Stock, then the Executive Committee shall, in such manner as it may determine equitable, substitute or adjust any or all of the remaining limits on the number and kind of shares available under the Plan.

5.	PLAN ADMINISTRATION

5.1

Executive Committee – Except as otherwise provided herein, the Executive Committee and its members shall have full authority and responsibility to control and manage the operation and administration of the Plan.

5.2

Powers – The Executive Committee shall have the exclusive right to interpret the Plan (but not modify or amend the Plan) and to decide any and all questions arising in the administration, interpretation and application of the Plan. The Executive Committee shall establish whatever rules it finds necessary for the operation and administration of the Plan and shall endeavor to apply such rules in its decisions so as not to discriminate in favor of any person. The decisions of the Executive Committee or its action with respect to the Plan shall be conclusive and binding upon the Corporation and all persons having or claiming to have any right or interest in or under the Plan.

5.3

Indemnification – Each person who is or has been a member of the Executive Committee shall be indemnified by the Corporation against expenses (including amounts paid in settlement with the approval of the Corporation) reasonably incurred by him in conjunction with any action, suit or proceeding to which he may be a party or with which he may be threatened by reason of his being, or having been, a member of the Executive Committee and he shall be adjudged in such action, suit or proceeding to be liable for negligence or willful misconduct in the performance of his duty as such member of the Executive Committee. The foregoing right of indemnification shall be in addition to any other right to which any such member of the Executive Committee may be entitled to as a matter of law.

5.4

Meetings – The Executive Committee shall hold meetings upon such notice, at such place or places and at such time or times as they may determine. A majority of members of the Executive Committee shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Executive Committee shall be by a vote of a majority of those present at a meeting of the Executive Committee at which a quorum shall be present or, if they act without a meeting, in writing by all members of the Committee.

5.5	Compensation – No member of the Executive Committee shall receive any compensation for his services, but the Corporation may reimburse any member for any necessary expenses incurred.

5.6

Records – The Executive Committee shall maintain accounts showing the fiscal transaction of the Plan. The Executive Committee shall have a report prepared annually giving a brief account of the operation of the Plan for the past year. Such reports shall be submitted to the Board of Directors.

6.	AMENDMENT AND TERMINATION OF THE PLAN

6.1	Amendment – The Corporation may amend the Plan at any time or from time to time by an instrument in writing executed with the same formality as this instrument.

6.2

Termination – The Plan is intended by the Corporation to be a permanent program for the provision of profit sharing benefits for its employees. The Corporation nevertheless reserves the right to terminate the Plan at any time and for any reason. Such termination shall be effected by a written instrument executed by the Corporation with the same formality as this instrument.

7.	MISCELLANEOUS

7.1

No Rights Conferred – The adoption and maintenance of the Plan shall not be deemed to constitute a contract between the Corporation and any employee or to be a consideration for, an inducement to or condition of, any employment of any person. Nothing herein contained shall be deemed to (a) give to any employee the right to be retained in the employment of the Corporation (b) interfere with the right of the Corporation to discharge any employee at any time (c) give to the Corporation the right to require any employee to remain in its employ (d) interfere with any employee’s right to terminate his employment with the Corporation at any time.

7.2

Spendthrift Provision – Except to the extent that this provision may be contrary to law, the right of employees under the Plan shall not be subject to assignment, attachment, garnishment or alienation in any form.

7.3

Impossibility of Performance – In the event that it becomes impossible for the Corporation to perform any act under the Plan, that act shall be performed which in the judgment of the Corporation will most nearly carry out the intent and purpose of the Plan.

7.4

Governing Law – All legal questions pertaining to the Plan shall be determined in accordance with the laws of New York State except when those laws are preempted by the laws of the United States of America.

7.5

Discretionary Bonuses – The Executive Committee or, to the extent required under the rules of the NASDAQ Stock Market, the Board of Directors (or an authorized committee thereof) retains the discretion to develop and apply, at any time, other bonus plans, including discretionary bonuses, as needed to accomplish a business purpose. Any bonus payment awarded under this Section 7.5 is a discretionary and extraordinary item of compensation that is outside an Eligible Employee’s normal, regular or expected compensation, and in no way represents any portion of a Eligible Employee’s Base Salary, compensation, or other remuneration for purposes of this Plan or any other employee benefit plan or agreement sponsored, maintained or contributed by the Corporation unless expressly provided for in such employee benefit plan or agreement.

IN WITNESS WHEREOF, Seneca Foods Corporation has caused this instrument to be executed this 11th day of March 2025.

SENECA FOODS CORPORATION

By	/s/ Paul L. Palmby
Paul L. Palmby
President and Chief Executive Officer